SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

current report
pursuant to section 13 or 15(d) of the
securities exchange act of 1934

Date of Report (date of earliest event reported): February 16, 2005

American Greetings Corporation

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-13859	34-0065325

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One American Road Cleveland, Ohio	44144

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 252-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 16, 2005, the Compensation and Management Development Committee of the Board of Directors approved an amendment to the terms of the American Greetings Corporation (“American Greetings”) Key Management Annual Incentive Plan (the “Annual Incentive Plan”) that are currently in effect for fiscal 2005. The amended terms will be effective for fiscal 2006. All officers, including the Chief Executive Officer and American Greetings’ other five most highly compensated officers for its last completed fiscal year (the “Named Executive Officers”), and certain key employees of American Greetings are entitled to participate in the Annual Incentive Plan. The principal changes to the terms of the Annual Incentive Plan for fiscal 2006 compared to the fiscal 2005 terms are as follows:

•	Fiscal 2006 incentives will be awarded based on three components: business unit performance, corporate performance and individual performance. Under the fiscal 2005 terms, incentives are based on business unit performance and corporate performance, with an adjustment for individual performance available only in the event the business performance measures are satisfied.

•	For executive officers, including the Named Executive Officers, the business unit performance measure for fiscal 2006 incentives will be based on both consolidated net operating profit after taxes and variations in net capital employed compared to plan. Under the fiscal 2005 terms, the business unit performance measure for executive officers is based on consolidated pre-tax earnings. Consistent with the fiscal 2005 terms of the Annual Incentive Plan, earnings per share continues to be the corporate performance measure for fiscal 2006.

•	To encourage the continuous attainment of all goals, the fiscal 2006 terms no longer link the performance components so that the results for each performance component will be added together for the purpose of calculating a participant’s incentive rather than multiplied together as is the case under the terms of the Annual Incentive Plan for fiscal 2005. Subject to certain limitations on bonus opportunity for participants with unacceptable individual performance levels and limitations on bonus earnings if the corporate earnings per share performance threshold is not achieved, this change enables participants to earn an award for performance under any performance component even if the other threshold performance requirements are not satisfied. Under the fiscal 2005 terms, if at least 90% of the business unit performance goal is not achieved, no bonus is earned, regardless of the level of corporate or individual performance achieved.

The fiscal 2005 and fiscal 2006 Annual Incentive Plan target bonus award levels, as a percentage of base salary, for executive officers of American Greetings are as follows:

Position	Target Bonus
Chairman	50%
Chief Executive Officer	100%
Chief Operating Officer	90%
Senior Vice President Level	70-80%
Vice President Level	60%

Under the Annual Incentive Plan, a bonus equal to a multiple of the executive officer’s target bonus percentage will be paid depending on the level of performance achieved with respect to the performance measures described above. For fiscal 2005, the maximum bonus opportunity for executive officers is 250% of their target bonus if 125% of each of the corporate and business unit performance goals are met and the executive officer receives the highest individual performance rating. For fiscal 2006, the maximum bonus opportunity for executive officers is 200% of their target bonus if 125% of each of the corporate and business unit performance goals are met and the executive officer receives the highest individual performance rating. Where any of the performance levels falls below these maximum thresholds, the bonus payable will vary depending on the executive officer’s performance under each performance measure. Except for incentive compensation earned by the Chief Executive Officer and the Chief Operating Officer, fiscal 2005 and fiscal 2006 incentive compensation earned by executive officers under the Annual Incentive Plan is paid entirely in cash. A portion of up to the target bonus award levels of the incentive compensation that may be earned by the Chief Executive Officer and the Chief Operating Officer will be paid in Class B common shares of American Greetings in the manner described in the fourth bullet on page 24 under the heading “Chief Executive Officer Compensation” of American Greetings’ Proxy Statement dated May 17, 2004, for its Annual Meeting of Shareholders held on June 25, 2004, that was filed with the Commission on Schedule 14A on May 17, 2004, which description is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In connection with the resignation of the Chief Financial Officer of American Greetings on January 31, 2005, on February 16, 2005, Joseph B. Cipollone (age 46) was designated American Greetings’ interim principal financial officer solely for purposes of its filings pursuant to, and executing certifications required under, the Securities Act of 1933 and the Securities Exchange Act of 1934. Mr. Cipollone, who is also the principal accounting officer, has been the Vice President, Corporate Controller of American Greetings since April 2001. Prior to becoming the Vice President and Corporate Controller, Mr. Cipollone was Director, Corporate Financial Planning of American Greetings from July 1994 until December 1997, and Executive Director, International Finance from December 1997 until April 2001. As an executive officer of American Greetings, Mr. Cipollone is elected annually by the Board of Directors. Mr. Cipollone is expected to serve as the principal financial officer on a temporary basis until the appointment of a new Chief Financial Officer of American Greetings or the Board of Directors shall otherwise determine.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

American Greetings Corporation (Registrant)
By:	/s/ Zev Weiss
Zev Weiss, Chief Executive Officer

Date: February 23, 2005